Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2014 (except as to the fourth paragraph of Note 18, as to which the date is May 1, 2014) in the Registration Statement (Form S-1) and the related Prospectus of Trupanion, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

June 16, 2014